AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“COMMISSION”). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MAY 20, 2020

Called Higher Studios, Inc.

231 Public Square

Suite 300, PMB-41

Franklin, Tennessee 37064

www.calledhigherstudios.com

Up to 905,800 shares of Class A Voting Common Stock, plus up to 100,239 bonus shares*

SEE “SECURITIES BEING OFFERED” AT PAGE 24

	Price to Public**	Underwriting discount and commissions***	Proceeds to issuer****	Proceeds to other persons
Per Share/Unit	$5.52	0.1932	$5.3268	N/A
Total Maximum	$5,000,016	175,001	$4,825,015	N/A

*	The company is offering up to 905,800 shares of Class A Voting Common Stock, including plus up to 100,239 additional shares of Class A Voting Common Stock eligible to be issued as bonus shares to StartEngine OWNers (as defined in this Offering Circular) and to investors based upon investment level, see “Plan of Distribution and Selling Securityholders.”

**	Does not include effective discount that would result from the issuance of bonus shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders.”

***	The company has engaged StartEngine Primary, LLC, member FINRA/SIPC (“StartEngine Primary”), to perform placement agent functions and its affiliate StartEngine Crowdfunding, Inc. (“StartEngine CF”) to perform administrative and technology-related functions in connection with this offering. As compensation for the services provided, StartEngine Primary will receive at each closing in this offering (1) a cash commission of 3.5% paid by the company, and (2) shares Class A Voting Common Stock in an amount equal to 2% of the shares issued to investors in this offering (excluding bonus shares). The company will also pay an advance of $10,000 to StartEngine Primary for any due diligence conducted on StartEngine Primary’s behalf and any FINRA filing fees associated with this offering. Any unused portion of the $10,000 advance will be returned to the company. See “Plan of Distribution and Selling Securityholders” in this Offering Circular for details regarding the compensation payable to third-parties in connection with this offering.

****	We expect that the expenses of the offering will be approximately $108,500, which will cover professional fees and EDGARization expenses if the maximum number of shares are sold in this offering, but which will not include commissions or state filing fees. See the “Plan of Distribution and Selling Securityholders” for details. We plan to use a portion of the proceeds from this offering to undertake the marketing of the offering. See "Use of Proceeds" for more information.

The company has engaged Prime Trust, LLC as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors and assuming we sell a minimum of $10,000 in securities, may hold a series of closings at which we receive the funds from the escrow agent and issue the securities to investors.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission (the “Commission”), or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of securities by __________, 2020, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 4.

Sales of these securities will commence on approximately             , 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

If we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Called Higher Studios” or “the company” or “us” or “we” refers to Called Higher Studios, Inc. and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

A Letter from the Founders to Prospective Investors

Dear Prospective Investors,

Called Higher Studios is a Production Collective of likeminded individuals who share the belief that spreading the name of Jesus Christ through film & television is not only needed, but essential. With over 3,700  investors to date who have invested more than $1,000,000 dollars into the company, we are excited to be able to continue our unprecedented community growth in this space.

You may be asking yourself this question, “Why Should I Invest In This Company?”, and that is a great question. The answer is, you should only invest if you believe what we believe.

●	We Believe that we have been Called to share the Good News of Jesus Christ through Storytelling, Films & Television
●	We Believe that by allowing fans and investors to be a part of the movie making process, that everyone can have a better and more enjoyable experience, while at the same time producing a better product.
●	We Believe that Families should have ethical, biblically sound content to watch with their children.
●	We Believe that movies, stories, can change someone’s life and that we have been entrusted with specific talents and gifts that we would like to use to positively impact our community and the world.

By investing in Called Higher Studios, you’re not only making an investment into a production company, you’re making an investment into a community. We envision this community as a community that is interactive, that participates, attends virtual and live events, gives feedback, and helps us create movies as a production community that we will all ultimately own through Called Higher Studios, Inc.

Many people talk about returns, and that is a great thing to discuss, but ultimately our return is doing good, being obedient, and proclaiming the name of Jesus throughout our storytelling. Do we want to make phenomenal movies and have them be successful in the marketplace…absolutely, and we will do our best to achieve that goal as a company and as a community, but ultimately we believe that our company has the ability, and the opportunity, to put positivity, truth, and morals back into entertainment and that’s what we’re most excited about.

So in closing, to anyone who has taken the time to read this letter…thank you. I want to personally invite you to join The Called Family by making an investment into OUR studio. We’re only as strong as each of our members…if you believe what we believe, then we’re inviting you to be a part of Called Higher Studios now.

Sincerely,

Jason Brown
CEO
Called Higher Studios, Inc.

ii

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

iii

SUMMARY

The Company

Called Higher Studios is a faith & family-based entertainment company. We are, to our knowledge, the first Christian, fan owned, faith based movie studio in the world to utilize equity crowd funding that is owned by the fans and investors. We develop, produce, and distribute content in the form of films, television programs, and short form media to the family & Christian audience. Our unique value is that we are fan-owned, which gives us the ability to listen to, and interact with, our fans and our community of supporters. It is our intention to grow the largest community of engaged supporters and fan investors in the world, while simultaneously partnering with existing content creators in our space.

Faith based films are a particular genre that appeals to people who enjoy family, ethical content that has elements of their faith intertwined into the story. By sourcing inspirational stories that have a common theme, we develop pilots or scripts around this material. We then use industry professional teams that usually include directors, actors and other film related tradesmen to produce and distribute visual content in the form of movies, videos, or television programs.

Called Higher Studios was incorporated in June 2019 and is still in very early stages of development. We are not yet profitable and we do not expect to generate a profit for several years, as the typical life cycle and revenue cycles of these types of movie investments can be 36 months or more.

Our Competitive Advantage and Goals

Over the past few years, we have seen entertainment companies utilize the new tools available as a result of the JOBS Act of 2012 to be fan-owned. Fan-ownership means investors have an impact on the types of films, television programs, and short form media that are produced by the company. However, other companies have tended to be for a generalist audience. Our focus will be to give our fan-owners the opportunity to see elements of their faith on the big screen. By doing this, we also give our fans the opportunity to create and share content that has the potential to help them share their Christian faith.

One important thing to note is how we define returns, there is a spiritual return of sharing the gospel and there is a monetary return based on the success of our projects and our company. It is our desire to pursue both types of “returns” simultaneously, knowing and understanding that both are important to our company and our investors.

We have several goals and objectives for our development.

First, we will strive to build the world’s largest network of fans and content creators to use as a feedback loop and sounding board while we are creating and developing our content. We believe that ultimately the end consumers vote with their dollars and that there is a strategic benefit to owning a relationship with those consumers, and subsequently asking them what they would prefer in developed projects. Our “Crowd” is our strategic advantage in the marketplace.

Second, we will create processes and programs aimed at involving the members of our community and engaging them in the content making process. By creating a network of financially and emotionally engaged fans, we believe that a strategic advantage can be attained in the areas of content financing, development, brand awareness and marketing while simultaneously offering our community an experience that they desire to be a part of.

Our final overarching monetary goal is to produce faith-based content and to monetize it through all available channels, distribution methods, and potential revenue streams.

Our Intended Revenue Streams

We plan to invest in faith based feature films and television programming. We plan to work with industry professional creators and producers to develop entertainment content for Christian audiences and to engage in joint-venture projects with other film studios. Our goals are to generate revenue through faith based feature films and television programming, while also creating additional revenue streams associated with marketing other studio’s films and television products. We will pursue additional revenue streams, such as:

●	Licensing and distributing our shows and movies;
●	Offering content directly to consumers via iTunes, Amazon and other platforms;
●	Selling company owned or branded merchandise;
●	Producing or consulting on films for a fee;
●	Using our platform and community to advertise and market films and television programming of other content creators and distributors;
●	Selling books published by the company or other faith market participants; and
●	Entering into strategic relationships with other faith market participants.

The Offering

The company is offering a maximum of 905,800 shares of Class A Voting Common Stock on a “best efforts” basis, plus 100,239 shares of Class A Voting Common Stock may be offered as bonus shares. The cash price per share of Class A Voting Common Stock is set at $5.52. The minimum investment is 18 shares, or $99.36. See “Plan of Distribution and Selling Security Holders” for more information about the bonus shares.

Use of Proceeds

Proceeds from this offering will be used to fund our entertainment projects, operating expenses and marketing projects. See “Use of Proceeds to Issuer” section of this Offering Circular.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. As an investor, you should be able to bear a complete loss of your investment. Some of the more significant risks include, but are not limited to, the following:

●	Our company is brand new and has very limited operating history.
●	Our business model is fairly new and untested.
●	We have not yet generated revenue or profit and it will take a long time for us to become profitable.
●	Our auditor has issued a “going concern” opinion.

●	The offering price has been arbitrarily set by the company.
●	We will need to raise additional funds.
●	Success in the entertainment industry is highly unpredictable and we cannot guarantee that our content will be successful in the market.
●	We face significant market competition.
●	Entertainment projects can be risky and can often exceed budgets.
●	You may not like our projects.
●	If we are unable to build and maintain our brand of entertainment, our operating results may be adversely affected.
●	Even if one of our projects is successful, we might not realize profits for a long time.
●	Our business relies heavily on third parties for production and monetization of entertainment content and we have no binding agreements with these parties.
●	We depend on our founders and a small management team, and will need to hire more people to be successful.
●	Our founders control the company and we currently have no independent directors.
●	We may not be able to protect all our intellectual property.
●	Natural disasters and other events beyond our control could materially adversely affect us.
●	There is no current market for any of the company’s shares of stock.
●	You are likely to remain a minority shareholder throughout your association with the company.
●	We are offering bonus shares to some investors in this offering, which effectively gives them a discount on their investment.
●	The exclusive forum provision in our certificate of incorporation and bylaws may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.
●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

There are several risks and uncertainties in our business plan, including but not limited to the following:

Risks Relating to the Company and its Business

Our company is brand new and has very limited operating history. Called Higher Studios was incorporated in June 2019. There is limited historical information upon which an evaluation of our past performance and future prospects in the entertainment industry can be made. Moreover, our business model is new and evolving. It is unclear at this point which of any of our current and intended plans may come into fruition and, if they do, which ones will be a success. Called Higher Studios, Inc. has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will ever become profitable or generate sufficient revenues to operate our business or pay dividends.

Our business model is fairly new and untested. We are the first company to attempt this business model in the faith based and Christian genre. To our knowledge, only one other fan owned movie studio exists to date. Therefore, our business model has not been tested with any scale or significance in the market place. It is our hypothesis that aggregating fans and investors, by allowing them to be invested in our company will give us a competitive advantage in the market place, but our hypothesis could be wrong. There is no assurance that we will be able to derive any benefits from being fan owned and being fan owned may actually work against us. Even if our concept succeeds to provide us with a competitive advantage, other companies with more resources than ours may copy our idea causing us to lose this competitive advantage.

We have not yet generated revenue or profit and it will take a long time for us to become profitable. We are a new company and have not yet generated any revenue or profit. We do not yet have customers and we are only in the beginning stages of building a community of followers. We are working towards developing the script for our first film, but it will take us at least 12 to 24 months to complete the production and filming of this first project. It will take even longer for us to monetize this first project, launch subsequent film or television projects and to achieve profitability.

Our auditor has issued a “going concern” opinion. Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. Called Higher Studios was incorporated in June 2019. As of December 31, 2019, date of our last audited financial statements, we have not yet commenced planned principal operations. To date, we have not yet generated any revenue from entertainment projects. We have sustained a net loss of $52,740 for the period ended December 31, 2019. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. While we were successful in raising $1,006,248 in a recent crowdfunding campaign and other fundraising activities, our ongoing operational expenses are now approximately $11,000 per month. Our failure to raise additional capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

The offering price has been arbitrarily set by the company. Called Higher Studios has set the price of its Class A Voting Common Stock at $5.52 per share (see “The Company’s Business – How We Determined the Offering Price in this Offering”). Valuations for companies at this stage are generally purely speculative. We have not generated any revenue from the entertainment projects we plan to pursue. While there is emerging customer interest, we have no deals in place yet. Our valuation has not been validated by any independent third party, and may decrease precipitously in the future. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation. See “Dilution” for more information.

We will need to raise additional funds. Even if we were successful in raising the maximum amount in this offering we will likely require many more rounds of fundraising. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we may need to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price or offering terms or rights (such as liens over our assets) that are more favorable to new investors or creditors than to investors in this offering. If this happens, your investment in our company could be significantly or drastically diluted. See “Dilution” for more information. If we are unable to find additional investors willing to provide capital, we may choose to cease our sales activity, which may result in the company performing below expectations and which could adversely impact the value of your investment.

Success in the entertainment industry is highly unpredictable and we cannot guarantee that our content will be successful in the market. Our success will depend on the popularity of our entertainment projects. Viewer tastes, trends, and preferences frequently change, and are notoriously difficult to predict. If we fail to anticipate future viewer preferences in the faith based entertainment business, our business and financial performance will likely suffer. We may not be able to develop projects that will become profitable or that will appeal to our audiences. We may also invest in projects that end up losing money. Even if one of our projects is successful, we may lose money in others.

We face significant market competition. We will compete with larger, established, well-financed entertainment companies that already have developed content, including films and television shows. They have more significant financial, marketing, sales, and human resources than we do. Our competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive projects or offers to existing and potential customers and employees. New competitors may also enter the market. There can be no assurance that entertainment content developed by us will be preferred to any existing or newly developed content. We will also compete against streaming services, live events and other recreational activities that our potential viewers may choose to attend or watch instead of our programming or content. Our failure to compete effectively could result in a significant loss of project support, viewership, ticket or box office sales, merchandise sales, any of which could adversely affect our operating results.

Entertainment projects can be risky and can often exceed budgets. The entertainment industry is generally affected by the same risk factors of other industries, but due to its nature, the production, distribution, and marketing of content can require large capital investments. Developing and monetizing entertainment projects such as movies and television shows usually requires significant capital investment to fund expenditures on activities such as producing a television pilot or producing or co-producing a movie. There is often budget over-run. Even with adequate funding, the project may fail to gain traction with viewers.

You may not like our projects. We plan to develop a diverse slate of projects in the faith based entertainment industry, including feature films and television shows. The Called Higher Studios management team will make final decisions on all projects. We may choose projects you don’t like, don’t believe in, or even ones you object to.

If we are unable to build and maintain our brand of entertainment, our operating results may be adversely affected. Christian, faith based, and family oriented content has an intense core fan base, but it is not as large as the general market. The lack of awareness of our brand among viewers that have a large number of entertainment choices may adversely affect our operating results. If our efforts to create compelling services and goods and/or otherwise promote and maintain our brand, services and merchandise are not successful, our ability to attract and retain fans may be adversely affected.

Even if one of our projects is successful, we might not realize profits for a long time. Even if we are involved in a financially successful project, the process of making money and realizing profit in the entertainment business is slow. The time span from the moment a project starts to its completion, release and revenue recognition is substantial, and is typically measured in years. Even when we realize a profit and are financially able to declare dividends on our shares, we may or may not do so.

Our business relies heavily on third parties for production and monetization of entertainment content and we have no binding agreements with these parties. Our success in developing, producing and monetizing content relies heavily on third party creators and producers such as studios, development, production and distribution companies, television networks, etc. We will need to establish formal, legally binding agreements with these third parties for specific projects. These third parties may give more time and attention to other entertainment companies which are better funded or better known, or have a longer operational history than us. There is no assurance that we will be able to find partners to jointly develop projects or help support projects financially, and even if we do, there is no guarantee that our partners will put forth all the resources required to help make our projects successful. In the future, we plan to hire additional employees and add well-known advisors to our company. However, any number of these employees or advisors may change their minds and terminate their relationships with the company at any time.

We depend on our founders and a small management team, and will need to hire more people to be successful. Our success will greatly depend on the skills, connections and experiences of our two founders, Jason Brown and Ash Greyson. Our company may not continue operations if either of them discontinues working for Called Higher Studios. We will also need to hire creative talent and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire and retain the right people for the various key positions. Additionally, the writers, performers and other key people that we retain may stop working for us for any number of reasons and we may not be able to find suitable replacements for them.

Our founders control the company and we currently have no independent directors. Our two founders are currently also our controlling shareholders. We have one director, Jason Brown, who is one of our founders and who owns 100% of Global Development Alpha, LLC, which is our main shareholder. As holders of the Class B Common Voting Stock, which gives them 10 votes per share, as opposed to 1 vote per share for holders of Class A Voting Common Stock like you, they will continue to hold a majority of the voting power of all our equity stock. They will therefore control the board at the conclusion of this offering. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. Global Development Alpha, LLC’s voting power through its ownership of Class B Voting Common Stock could discourage or preclude others from initiating potential mergers, takeovers or other change of control transactions with the company. We also do not benefit from the advantages of having any independent directors, which advantages include outside perspectives on strategy and control, new skills and knowledge that may not be available within Called Higher Studios, and extra checks and balances to prevent fraud and produce reliable financial reports.

We may not be able to protect all our intellectual property. Our profitability may depend in part on our ability to effectively protect our intellectual property, including our trademark and logo, original entertainment content in our projects, and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. Any litigation for protecting our intellectual property or defending our original content could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

Natural disasters and other events beyond our control could materially adversely affect us. Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our products or services to our customers or could decrease the demand for our products. They could also result in us not being able to continue with our various projects or in making it difficult or impossible for us to create new products or content to be monetized or to provide new services. In December 2019, a novel strain of coronavirus, COVID-19, was reported in Wuhan, China. The World Health Organization has since declared the outbreak to constitute a pandemic. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, the impact on our customers and our sales cycles, the impact on customer, employee or industry events, and the effect it will have on our vendors, all of which are uncertain and cannot be predicted. In our industry, the COVID-19 pandemic has virtually shut down the supply chain for new productions, delayed major film releases, closed most of the theaters in the United States, and disrupted the global entertainment industry in a negative manner. The overall impact of this cannot be predicted or foreseen, but it is highly probable that this could have a negative effect on our industry as a whole, and therefore our company specifically, for years to come. The overall unpredictability of public sentiment, fear of gathering in large groups, employment and future disposable income for our intended audiences, the financial health of other companies, such as theater chain owners in our industry, and other unforeseen variables all make it very difficult to predict when, or if, our industry will recover from the COVID-19 pandemic.

Risks Relating to the Securities

There is no current market for any of the company’s shares of stock. There is no formal marketplace for the resale of the Class A Voting Common Stock. Investors should assume that they may not be able to liquidate their investment or be able to pledge their shares as collateral for some time.

You are likely to remain a minority shareholder throughout your association with the company. The shares of Class A Voting Common Stock that you are buying have voting rights attached to them. However, as a minority shareholder, you will have limited voting power and, therefore, will have a limited ability to influence management’s decisions on how to run the business. You are trusting in management discretion in making good business decisions that will grow your investment. Furthermore, in the event of a liquidation of our company, you will only be paid if there is any cash remaining after all of the creditors of our company have been paid out.

We are offering bonus shares to some investors in this offering, which effectively gives them a discount on their investment. Certain investors, specifically current stockholders of StartEngine Crowdfunding, Inc., an affiliate of StartEngine Primary, and investors in this offering who invest more than $5,000 or more than $10,000, are entitled to receive bonus shares based on the amount of their investment, which effectively gives them a discount on their investment; see “Plan of Distribution and Selling Securityholders.” Therefore, the value of shares of investors who invest less than $5,000 or $10,000 and pay the full price in this offering will be immediately diluted by investments made by investors entitled to receive the bonus shares, who will effectively pay less per share.

The exclusive forum provision in our certificate of incorporation and bylaws may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes. Article VIII of our Amended and Restated Certificate of Incorporation contains exclusive forum provisions for certain lawsuits, see “Description of Capital Stock – Forum Selection Provisions.” Further, Section 6 of the subscription agreement for this offering includes exclusive forum provisions for certain lawsuits pursuant to the subscription agreement; see “Description of Capital Stock – Forum Selection Provisions.” The forum for these lawsuits will be the Court of Chancery in the State of Delaware. None of the forum selections provisions will be applicable to lawsuits arising from the federal securities laws. These provisions may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provisions may discourage stockholder lawsuits, or limit stockholders’ ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement. Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the subscription agreement, including any claim under the federal securities laws. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the subscription agreement, in the Court of Chancery in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement. If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws. Furthermore, by agreeing to the provision, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder. In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the Shares, including but not limited to the subscription agreement.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the dilution that new investors will experience upon investment in the company. This table uses the company’s net tangible book value as of December 31, 2019 of $86,755 which is derived from the net equity of the Company in the December 31, 2019 audited financial statements, adjusted for intangible assets. The offering costs assumed in the following table includes up to $175,001 in commissions to StartEngine Primary, as well as legal, accounting, and EDGARization fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $1,000,000 raise from this offering, a $2,500,000 raise from this offering, and a fully subscribed $5,000,016 raise from this offering (the maximum offering).

	$1,000,000 Raise	$2,500,000 Raise	$5,000,016 Raise
Price per Share	$5.52	$5.52	$5.52
Shares Issued*	181,159	452,899	905,800
Capital Raised	$1,000,000	$2,500,000	$5,000,016
Less: Offering Costs	$143,500	$196,000	$283,501
Net Offering Proceeds	$856,500	$2,304,000	$4,716,515
Net Tangible Book Value Pre-financing	$86,755	$86,755	$86,755
Net Tangible Book Value Post-financing	$943,255	$2,390,755	$4,803,270

Shares of Class A Stock issued and outstanding pre-financing (as of Dec. 31 2019)**	189,930	189,930	189,930
Shares of Class B Stock issued and outstanding pre-financing (as of Dec. 31, 2019)	1,687,500	1,687,500	1,687,500
Total Post-Financing Shares Issued and Outstanding	2,058,589	2,330,329	2,783,230

Net tangible book value per share prior to offering	$0.046	$0.046	$0.046
Increase/(Decrease) per share attributable to new investors	$0.412	$0.980	$1.680
Net tangible book value per share after offering	$0.458	$1.026	$1.726
Dilution per share to new investors ($)*	$5.062	$4.494	$3.794
Dilution per share to new investors (%)*	91.70%	81.41%	68.74%

*	The number of additional bonus shares that potentially may be issued are 20,048, 50,119, and 100,239 upon raises of $1,000,000, $2,500,000, and $5,000,016, respectively. This would result in the respective dilution per share to new investors as dollars to be $4.516, $3.966, and $3.304, and as a percentage to be 90.87%, 79.79%, and 66.48%.
**	The issued and outstanding shares excluded any shares issued in 2020 for consistency with the net tangible book value as of December 31, 2019.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2017 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2018 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS TO ISSUER

$1,000,000 Raise

The net proceeds of a fully subscribed offering to the issuer, after total offering expenses, will be approximately $895,500. The company plans to use these proceeds as follows:

●	Approximately $420,900 of the raise would be allocated to project development, including intellectual property acquisition, licensing, and development and production costs for our projects.
●	Approximately $134,300 would be allocated to overhead, including the costs of our vendors, contractors, software as a service, insurance and professional fees.
●	Approximately $35,800 would be allocated to operating reserves.
●	$0 would be allocated to studio lease or buildout.
●	$170,200 would be allocated for future management compensation.
●	$134,300 would be allocated to the marketing of this offering and future projects.

$2,500,000 Raise

The net proceeds to the issuer, after total offering expenses will be approximately $2,343,000. The company plans to use these proceeds as follows:

●	Approximately $1,218,400 of the raise would be allocated to project development, including intellectual property, licensing, and development and production costs for our projects.
●	Approximately $140,600 would be allocated to overhead, including the costs of our vendors, contractors, software as a service, insurance and professional fees.
●	Approximately $117,100 would be allocated to operating reserves.
●	$210,900 would be allocated to studio lease or buildout.
●	$187,400 would be allocated for future management compensation.
●	$468,600 would be allocated to the marketing of this offering and future projects.

$5,000,016 Raise

The net proceeds to the issuer, after total offering expenses will be approximately $4,755,600. The company plans to use these proceeds as follows:

●	Approximately $2,568,000 of the raise would be allocated to project development, including intellectual property, licensing, and development and production costs for our projects.
●	Approximately $142,700 would be allocated to overhead, including the costs of our vendors, contractors, software as a service, insurance and professional fees.
●	Approximately $237,800 would be allocated to operating reserves.
●	$380,400 would be allocated to studio lease or buildout.
●	$237,800 would be allocated for future management compensation.
●	$1,188,900 would be allocated to the marketing of this offering and future projects.

Please see the table below for a summary of our intended use of proceeds from this offering:

	$1,000,000 Raise Use Category	$2,500,000 Raise Use Category	$5,000,016 Raise Use Category
Project Development	47%	52%	54%
Overhead	15%	6%	3%
Operating Reserves	4%	5%	5%
Studio Lease/Buildout	0%	9%	8%
Management Compensation	19%	8%	5%
Marketing	15%	20%	25%
Total	100%	100%	100%

Operating Expenses

These are the funds required to support our Called Higher Studios team and monthly operating expenses. It includes compensation to contractors, expenses related to public relations, travel, legal and accounting, insurance, and technology.

These funds directly support:

•	Internal development of entertainment projects;
•	Business development with entertainment partners;
•	Growing, managing, and leveraging our community of fans;
•	Development and sales of merchandise;
•	Fundraising; and
•	General overhead and administrative costs.

As of March 31, 2020, our monthly burn rate for operating expenses is approximately $11,000 per month. This amount may go up or down based on the amount of money raised and the projects that are in development at the time.  If we raise the maximum amount of funds in this offering, we will be able to operate our company for 36 months assuming we proceed full speed on all our projects. If we are forced to delay or discontinue some of our projects due to industry and market changes resulting from COVID-19, for example, we will be able to operate the company for approximately 60 months. After that, if our revenues are not covering our expenses, we will require additional financing.

We are able to operate for a substantial amount of time without revenue because a majority of our expenses are tied to individual projects. If we begin a project in the production phase, then we intend to have the financing of that film in place and readily available. During pre-production or the “development phase” of each project, which is where we are in now, we have very few expenses that drain the company’s resources. This phase mainly consists of vetting projects and pre-production tasks, such as optioning intellectual property or having outlines or scripts developed.

Marketing

Growing our community of fans and supporters is one of our top priorities (see “The Company’s Business — Growing our Fan Community). Accordingly, we plan to allocate up to 25 % of the funds raised in this offering to marketing, assuming we raise the maximum amount in this offering, efforts intended to grow our fan community and build value for the Called Higher Studios brand.

Entertainment Project Development

A portion of the funds raised in this offering will go towards funding external costs of developing our entertainment projects. This includes expenses such as producing a television pilot, financing a movie, paying screenwriters to write a script, etc.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

THE COMPANY’S BUSINESS

Overview and Structure

Called Higher Studios was founded on June 4, 2019. The company’s goal is to create the first Christian, fan owned, faith-based movie studio. Our mission is to produce quality faith & family based content that spreads the gospel of Jesus Christ and also transcends story telling. Our goal is to develop and produce faith based films, television programs, and short form media for Christian audiences.

The company is a subsidiary of Global Development Alpha, LLC, which is 100% owned by Jason Brown, who is the Chief Executive Officer, President and Director of the company.

We are currently in an early stage in our company, sourcing material and developing ideas for scripts and movies. We intend to produce our first feature film in the next 12 to 24 months.

Principal Products and Services

We plan to grow the world’s largest community of engaged faith & family supporters, and to partner, through joint ventures or otherwise, with existing content creators. By leveraging our industry knowledge and experience, we feel that we have an opportunity to create revenue streams from developing faith based feature films and television programming and from marketing of other studios’ films and television products to our community of supporters.

We will be using proven entertainment industry business models with an added twist that we believe will give us a competitive advantage. If we get our community of supporters involved in our projects, we believe our projects will be more likely to succeed when they come to market.

At this stage, our primary focus is on the following projects that are in early stages of development:

●	Our investment in the development of the feature film The Battle For Brandon, based on the documentary by the same name.
●	We have engaged writers to develop and write our first screenplay currently entitled Camp Hideout, a comedic faith & family camp movie that teaches kids about unconditional love.
●	We have engaged Brian Baugh (Writer of The World We Make & Finding You, Director of I’m Not Ashamed, The World We Make & Finding You) to begin developing and writing our original screenplay The Grace of Christ.

Although we intend to use our best efforts to proceed with these projects, there is no guarantee that any or all of these projects will move forward or become successful.

Near-Term Goals

Currently, we are developing ideas and scripts for our first movie. It is our intention to physically produce (film) our first feature film in the next 12 to 24 months. Depending on the dynamics and acceptance of the project, we plan to follow the filming of the movie with postproduction and potential distribution, depending upon the available distribution methods, deals, and opportunities that are presented to us for each particular project. We estimate that we will need between $1 to $2 million dollars to fully fund a movie, but this number could increase or decrease depending on the type of movie, budget level, and financing options that we choose or that may be available to us. This amount will vary depending, among other things, on the complexity of the script and the genre as well as the actors who participate in the production. We are likely to need an additional $500,000 to $1.5 million to properly distribute and market the film, depending on the structure and the nature of the film’s release.

If we partner or co-finance a film with another production company, it may be possible for us to own a percentage of the film through a joint venture for $250,000 to $500,000. However, this depends on the nature of the deal and how we structure the joint venture. While film box office receipts and licensing fees are usually known relatively quickly, they usually have a long recoupment cycle. It can take one to three years to generate significant profits that are actually realized and collected by the company. We expect to start generating revenue in six months from ancillary streams such as merchandise sales, owned festivals or online programs, or the advertising of or consulting on other content creator’s projects, but we may not be able to be profitable by that time.

Long-Term Goals

We believe that successful completion of our near-term goals will generate momentum that will allow us to increase the number of projects in which we participate. As we produce our first feature films, it is our intention to learn and build processes that engage our community, leverage their collective voice, and allow our fans to be intimately integrated as part of the production “team”. In doing this, we believe that the competitive advantage that is available to us through a vast number of engaged investors and fans is unparalleled in the faith and family market. We believe that each project builds upon itself, and that by completing lower budget, less risky films, while simultaneously building out needed internal infrastructure we position our company well to take on larger, more risky projects in the future.

The Entertainment and Media Market

Film, television and digital entertainment is a global industry that generates trillions of dollars in revenue each year. Home to some of the largest and best-known corporations in the world (Disney, Sony, etc.), it is an extremely complex and competitive industry with stakeholders ranging from content creators and studios, to networks and distribution companies. Globally, according to PricewaterhouseCoopers’s 2018-2022 Global Entertainment and Media Outlook forecast, entertainment and media revenues are expected to rise from $1.9 trillion in 2017 to $2.4 trillion in 2022. In the United States, entertainment and media spending is expected to reach $830 billion by 2021, from $735 billion in 2017. Customer engagement in entertainment and media sectors is expected to grow by double digits through 2022.

As the industry grows, it’s constantly evolving. In recent years, changes in technology and consumer habits have ushered in dramatic shifts in the industry, including the proliferation and success of global OTT (“over the top”) services such as Netflix, Amazon and Hulu, entertainment content distributed by wireless phone carriers, new technologies like interactive TV and virtual reality, and the growth of non-traditional models such as PPV (pay per view), VOD (video on demand), and SVOD (subscription video on demand).

The power of aggregating fans can be seen throughout the industry, from the salaries commanded by well-known actors with established fan bases to the importance of sequels, reboots and IPs with established fan bases. We believe that having an established fan base has, and always will be, immensely valuable. We believe that our company has real growth opportunities in the new media environment and, particularly, in the faith based genre.

There are potentially over 41 million faith driven consumers who spend approximately $2 trillion dollars per year. Eighty-Five (85%) percent of those “don’t feel specifically welcomed by their current brands” which we feel is an indication of a deep desire to have brands and content that speak to their beliefs and needs. Seventy-Seven (77%) percent of faith driven consumers are “seeking brands that share a compatible worldview.”

According to information collected on Wikipedia , the top 10 highest grossing Christian films, as of March 31, 2020, have a combined world-wide box office gross of over $1.3 billion. They are listed as:

1.	The Passion of the Christ	World Wide Box Office: $622.3 Million	2004
2.	Heaven Is for Real	World Wide Box Office: $101.3 Million	2014
3.	The Shack	World Wide Box Office: $96.9 Million	2017
4.	I Can Only Imagine	World Wide Box Office: $86 Million	2018
5.	War Room	World Wide Box Office: $74 Million	2015
6.	Miracles From Heaven	World Wide Box Office: $73.9 Million	2016
7.	Son of God	World Wide Box Office: $70.95 Million	2014
8.	God’s Not Dead	World Wide Box Office: $64.7 Million	2014
9.	The Star	World Wide Box Office: $ 62.8 Million	2017
10.	Breakthrough	World Wide Box Office: $ 50.4 Million	2019

As an example of the above and quoted from an article on CBSNEWS.COM, #6 on the list above, Miracles From Heaven…“was made for only $13 million, but brought in more than $73 million at the box office.”

It is our belief that faith driven audiences are hungry for content that not only aligns with their beliefs, but gives them an opportunity to share their faith and talk about it. We believe that faith audiences will support films that are well made, and that speak to the heart of what they believe.

Management of the company has relied on the above information to inform its understanding of the current market. However, we have not independently verified the information provided by the above referenced sources.

Growing our Fan Community

We founded Called Higher Studios because we have a deep desire to spread the name of Jesus through film, television and media. Ultimately, our goal is to spread the Good News of Jesus Christ and to see people accept him and come to know him more intimately and deeply. We believe that by creating content that teaches biblical principles, we can make a positive impact in the society and world we live in today. Christian fans hold great power in the entertainment industry, especially when those fans come together to form a community for good, positive outreach. With that in mind, in 2020 Called Higher Studios made five $10,000 contributions to five charities which included Josiah’s House, The Joseph School, Reboot Combat Recovery, The Angel Foundation and The Turner Syndrome Society. We saw an opportunity to create a community that could not only make faith-based content to spread the gospel, but that could also be the hands and feet of Jesus in the world we live in today.

When fans invest in Called Higher Studios they become shareholders of the company and members of the faith based entertainment community. That means that they have a financial stake in the success of Called Higher Studios and all our projects. This concept is not new—people have been investing in public media companies for decades. What is new is that Called Higher Studios is the first faith based entertainment company in history (to our knowledge) designed from the ground up to be owned by a large group of people of faith rather than venture capitalists, wealthy individuals, or Wall Street investors.

We believe this creates a significant competitive advantage for our company. Aside from being financially invested, fans are far more likely to become EMOTIONALLY invested in our projects. These fans are not only more likely to watch the movies and shows that we plan to produce and they invested in — they are also more likely to share them on social media, bring out their friends and families and go out of their way to support each project. We believe a company owned by our fans has a unique ability to create the sort of authentic, organic following that we are looking to build.

In addition, we believe our community of invested shareholders can provide value in other ways:

●	By influencing the overall direction, look, and feel of the product that they help create;
●	By giving us needed feedback about our company and their wishes, hopes, and desires;
●	By utilizing their God given talents in specific potential roles to assist the company through volunteering or other opportunities; and
●	By being a collective force for change in the industry, and by applying pressure to disrupt outdated models in an effort to achieve positive creative destruction.

We intend to strive to develop the world’s largest and most engaged network of Christian fans and investors for the purpose of developing, producing, and distributing faith based and family content. It is this family, this crowd, this community that we believe is our secret weapon! By collectively developing, producing, and, more importantly, talking about our projects in the public domain, we believe that our fans and investors will increase the brand awareness of our collective projects. In a world where social media rules the attention span of most of the people out there, having a collective voice that can review, post, and share things about our projects, in our opinion, can greatly increase the probability of success.

How We Determined the Offering Price in this Offering

For this offering, we set the valuation based on internal analyses, including the performance and price of our previous round, the subsequent growth and development of our fan community, analysis of our competitor’s business and valuations, along with discussions with third parties including our lawyers, advisors, seed investors, and venture capitalists with whom our co-founders have worked in the past. Our goal was to establish a valuation that is fair to all parties, while keeping it attractive to new investors. We believe that giving what we consider the best possible terms to new investors will accelerate the growth of the company and increase the long-term engagement of these investors as the company grows.

One factor in setting the valuation of this round of fundraising was the performance of our offering under Regulation Crowdfunding. In March 2020, we closed an oversubscribed first round using Regulation Crowdfunding. As of May 18, 2020 we have received $1,006,248 from this offering at a price of $1.00 per share of Class A Voting Common Stock.

In addition to our financing history, we look at the strides Called Higher Studios has made since our founding in June of 2019:

●	We filed and opened our first Regulation Crowdfunding Round on October 30, 2019.
●	We closed an oversubscribed first Regulation Crowdfunding Round on March 31, 2020, in which we received $1,006,248 from 3,735 investors.
●	We invested in the development of the film Battle For Brandon, based on the documentary by the same name
●	We announced our first screenplay that we are developing entitled Camp Hideout, a comedic faith & family camp movie that teaches kids about unconditional love.
●	We engaged Brian Baugh, director of I Am Not Ashamed, to develop and write our newest feature project, The Grace of Christ.

Finally, when setting our valuation we also looked at our long-term goals and the likely funding scenarios that would allow us to achieve them. After reviewing all these factors, we arrived at a price of $ 5.52 per share of Class A Voting Common Stock.

How We Plan To Make Money

We intend to develop and diversify our revenue streams into more stable revenue streams to mitigate the inherent risk involved in the feature film making industry, when management feels this is in the best interest of the company. Our business plan is to partner with other entertainment companies and market participants to develop, produce, distribute and market movies, television shows and short form media to Christian audiences. We plan to create content and use established and emerging distribution channels to monetize it. Our goal is to pursue one or more of the following activities:

1.	Developing brands or owning brands for informational products, consumer goods, services, or other products that complement our audience and community.
2.	Developing influencers and their brands strategically to increase our revenue streams while simultaneously building a deeper reach through social media and influencer networks.
3.	Merging our company with or acquiring other companies within our space or in a completely different industry, when management feels that this provides a strategic benefit for our company. For example, we could acquire a company that management feels is a beneficial asset for Called Higher Studios. This benefit may be for the sole purpose of a stable revenue stream outside of our industry.
4.	Developing industry relationships and becoming a marketing partner for other content creators and distributors.

How We Plan To Fund Our Projects

Developing and monetizing entertainment projects like films and television shows usually requires significant capital investment. We intend to raise that money directly from our fan community. We expect to run several fundraising rounds to achieve our goals. In addition to raising money directly from our fan community, we are exploring opportunities to partner with venture capitalists, film financing companies, and other entertainment financiers to increase funding for Called Higher Studios projects.

Competition

The entertainment industry is fiercely competitive. There are thousands of other companies involved in the creation of entertainment content, from giant international conglomerates to small independent creators. Many of these companies are our competitors in that we are all competing to develop entertainment for consumers. However, our focus on faith based programming makes us more unique and narrows down the competitive field. We also believe that collaboration is common in the entertainment industry, so we also view most of our competitors as potential partners. Some of our more direct competitors include:

●	Pure Flix, which is an American conservative Christian production and distribution company founded by David A.R. White and Russel Wolfe and inspired by Netflix. They are known for producing Christian films, notably God’s Not Dead (2014), Do You Believe? (2015), I’m Not Ashamed (2016), The Case for Christ (2017), and Unplanned (2019). Since 2015, films distributed by Pure Flix have collectively grossed over $100 million at the domestic box office. The company has headquarters in Scottsdale, Arizona.
●	Promenade Pictures, which is a motion picture production company founded in 2003 by Frank Yablans, the former head of Paramount Pictures and of MGM/UA. The states goal of the company is the creation of family-friendly films. In 2007, the company released its first film, an animated version of The Ten Commandments. It is the first in their “Epic Stories of the Bible” series.

●	Fox Faith, which is a brand of film studio Twentieth Century Fox, and which targets evangelical Christians. Established under Fox’s video division, Fox Faith acquires independent Christian-themed films for theatrical and video release. Fox describes Fox Faith titles as “morally-driven, family-friendly programming,” and requires them to “have overt Christian content or be derived from the work of a Christian author.”

We are not aware of any companies that have achieved significant traction in the faith based, fan owned entertainment space, but this may change in the future.

Employees

As of May 12, 2020 we had one full-time employee, five part-time contractors and one part-time advisory board advisor at Called Higher Studios.

Intellectual Property

We are in the process of filing for a trademark application for our company’s name, Called Higher Studios. In order to protect that trademark value, we have proactively sought out any other entities with which we believed there may have been a conflict and entered into concurrent use agreements.

Litigation

Called Higher Studios has not been involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, the conduct of its business activities, or otherwise.

THE COMPANY’S PROPERTY

Called Higher Studios does not own any real estate, office space or significant tangible assets. We currently lease our co-working office space at 231 Public Square, Suite 300, PMB-41, Franklin TN 37064 from e|spaces.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Called Higher Studios was incorporated on June 4, 2019 in Delaware. We are in the business of creating and monetizing faith based entertainment content. We are in the early stages of development and our activities since inception have consisted primarily of those relating to business formation, growing our fan base and raising capital to fund our business plan.

Plan of Operations

Over the next 12 months, we intend to continue developing ideas and scripts for our first movie. It is our intention to physically produce (film) our first feature film in the next 12 to 24 months, followed by prost production and distribution. We estimate that we will need between $1 to $2 million dollars to fully fund a movie, which we have partially raised through our offering under Regulation Crowdfunding. The actual amount will vary depending, among other things, on the complexity of the script and the genre as well as the actors who participate in the production. We are likely to need an additional $500,000 to $1.5 million to properly distribute and market the film, depending on the structure and the nature of the film’s release.

Operating Results

We have not commenced planned principal operations, and have no revenue generated from entertainment projects. However, this is not unusual as the development, pre-production, production, post-production and distribution of media projects can sometimes take years to fully execute. We are also focused on laying a firm foundation, building our company on the “rock” of infrastructure and processes that allow our fans and owners to participate in the film making process. It is key to our development and our success that we are able to properly communicate, gain feedback from, listen to, and engage our fans and investors…and this takes infrastructure, capital, and processes which we are firmly committed to developing. We believe it would be unwise for us to develop, produce and attempt to distribute our projects without our most important asset, the community, developed and honed. We sincerely believe that our strategic advantage lies within the strength of our community. Therefore, we will not attempt to build our principal revenue streams until our management firmly feels that our community and business model is well developed and mature.

Our current operating expenses consist primarily of office rent, software as a service that we use to manage operations, labor, marketing costs, capital expenditures, such as website maintenance and development, and early stage project development costs.

We anticipate that our major future expenses would be related to hiring writers to develop scripts for our film and television projects, casting, payments to actors, directors, producers and film crews, editing and post production expenses, marketing and expenses related to film sales and film finance.

COVID-19 has also negatively impacted our industry through the uncertainty around future business operations, cancelled industry events, lack of ability to physically gather, delayed film projects, the overall disruption of the supply and demand side of our products, as well as the financial conditions of other companies and their ability to license or purchase our products. These are just a few of the major current concerns in our industry, all of which have made it more difficult for us to predict and operate towards success in this challenging environment.

There has been an overall shutdown of the nation’s movie theaters. The NBA, MLB, and the NHL have suspended or delayed their seasons. Several films have delayed their openings worldwide and more than 100 TV shows have stopped creating new episodes. The company is aware of some analysts modeling a $10-billion dollar hit to movie box offices, or about 24 percent of expected total annual revenue globally. The true impact on our industry is hard to predict and could adversely affect our company in many ways. For instance, if and when the movie theaters re-open, there may be excess supply of films that were delayed and it may be difficult to gain access to screens or distribution channels. There may also be an influx of projects that attempt to film immediately after it is deemed safe to do so, which could drive up prices for labor, vendors, cameras, lights, etc. All of this could adversely affect our production costs.

Industry events across the world, such as South by Southwest (SXSW) and the Cannes Film Festival, have also been cancelled. These events play a major role in project development, financing, pre-sales, and other critical areas which are vital to the success of our products. The cancellation of these events has and will continue to impact our ability to operate successfully until these vital film markets either re-open or there is a viable alternative. While we are able to communicate and work remotely for some aspects of our operations, there are others where in person meetings of large groups of people are vital. If we are unable to meet in large groups, our operations will continue to be negatively affected until those restrictions are lifted.

Liquidity and Capital Resources

Prior to our formation, we commenced development activities and incurred startup expenses. To pay for these expenses, we sold 1,500,000 of our Class B Voting Common Stock for $25,000 to Global Development Alpha, LLC, pursuant to a Restricted Stock Purchase Agreement dated July 25, 2019, which can be found in Exhibit 6.2 to the Offering Statement of which this offering circular is a part. Global Development Alpha, LLC is 100% owned by Jason Brown, our CEO.

We have raised a total of approximately $1,031,250 from inception through May 12, 2020, including:

●	On July 23, 2019, $25,000 in a private placement under Section 4(a)(2) for the sale of a total of 1,500,000 shares of Class B Voting Common Stock to Global Development Alpha, LLC; and

●	Approximately $1,006,248 in a crowdfunding campaign pursuant to Regulation Crowdfunding for the sale of a total of 1,028,118 shares of Class A Voting Common Stock, at $1.00 per share. This Regulation Crowdfunding offering closed on March 31, 2020.

With these proceeds, we had approximately $313,995 cash on hand as of March 31, 2020. We believe that we have the cash to fund operations through December 31, 2021.

As of May 12, 2020, we had 1 full-time employees, 0 part-time employees and 5 contractors, representing approximately $6,000 in monthly operating expenses. None of our executive officers or key employees are receiving compensation or standard benefits from the company at this time. However, as we become more stable financially, we plan to gradually bring our employee compensation up to market and to offer health benefits to our employees. These additional expenditures will increase our monthly fixed costs.

We can operate for a substantial amount of time through capital contributions and/or debt provided by our parent company Global Development Alpha, LLC, and/or other investors. Our current business model does not have a high burn rate and our operations can be scaled according to our business plan and/or revenue streams. In essence, we do not incur major expenses unless we have projects that are being developed or that are in production.

We have not committed to make any capital expenditures other than the development of the projects listed in this Offering Circular. We have no bank line of credit or other arranged financings.

Jason Brown, our President and Chief Executive Officer, may, in the future, receive a salary from the company, but the details of his compensation have not yet been determined.

The general business interruptions caused by COVID-19 began to at the end of our Regulation Crowdfunding raise and caused some of our public relations and advertising costs to be higher than anticipated. These higher expenditures reduced our available cash on hand after the Regulation Crowdfunding round was completed. Some potential investors likely cancelled their investment in our Regulation Crowdfunding campaign due to the uncertainty of the COVID-19 pandemic.

COVID-19 will likely make it more difficult for us to raise funds through a credit facility or other fund raising methods. Our intended use of cash to deploy into products such as film and television programs has been negatively affected. Because it is more difficult to physically produce our projects due to the social distancing regulations, it is more difficult for us to use this capital as intended at this time. See “Risk Factors – Natural disasters and other events beyond our control could materially adversely affect us” for more information.

Outstanding Debt

The company currently has no outstanding debt.

During 2019, a major shareholder lent the Company $30,000, bearing interest at a flat $250 fee. Total interest expense on the loan was $250 for the period ended December 31, 2019. The Company repaid the loan during 2019 and the amount outstanding as of December 31, 2019 was $0.

Trend Information

Prior to the COVID-19 pandemic our industry was experiencing positive growth. With the onset of the COVID-19 pandemic the current industry outlook is predominately negative. Prior to the COVID-19 pandemic the following trends in our industry were observed:

●	Several faith and family movies, such as Breakthrough ($40,713,082) and Overcomer ($34,746,945) for example, did well at the domestic box office in 2019.
●	Faith & Family films, when compared to the average budget of most Hollywood films, required less capital to produce.
●	More people appeared to have been supporting faith and family projects. For example, The Chosen, a crowdfunded faith-friendly episodic, raised over $10 million dollars for its first season, according to its website and other reports,.

Although it is extremely difficult to predict what the entertainment industry will experience after the COVID-19 pandemic, we feel that there will be opportunities for companies like ours to take advantage of new consumer trends, habits, and industry needs that evolve because of this pandemic. While we are optimistic, there are some important possibilities we must consider.

●	The demand for our products could be unstable for the foreseeable future. The new “stay at home” orders and potential future lifestyle habits may create a higher demand for our products, but we believe that this may be temporary. Long term, we are unsure whether this trend will continue, as people are able to leave their homes to go to other events, take trips, and enjoy other forms of entertainment. It is difficult to predict whether the increase in at home content consumption will be sustainable.
●	Due to the limited ability of large gatherings and travel, which is essential to physical production, many productions of films, television shows, and sporting events across the nation have been delayed or cancelled. It is currently unclear when productions across our industry will be able to continue. Similarly, future travel restrictions, limited access to industry events, and public fear over traveling could potentially negatively affect our operations and our ability to achieve our business goals
●	Financial health of streaming services such as Up Faith and Family, PureFlix, Netflix and Amazon, the major studios such as Lionsgate or Sony, or the theater owners such as AMC, may have been negatively affected by COVID-19. Any negative impact on these services and providers could negatively affect content creators like Called Higher Studios, through, for example, declines in licensing or acquisition plans.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The company’s executive officers, directors, and significant employees are as follows:

Name	Position	Age	Term of Office (if indefinite, date appointed)	Approximate hours per week (if part- time)/full-time
Officers:
Jason Lee Brown	President, Chief Executive Officer	40	Appointed to indefinite term of office. June 4, 2019	Full-time
Directors:
Jason Brown	Director	40	Appointed to indefinite term of office .June 4, 2019
Significant Employees:
Ash Greyson	Head of Advisory Board	47	Appointed to indefinite term of office July 25, 2019	Part-time

Jason Brown –Founder, President, Chief Executive Officer, Director

Jason Brown is the Founder, President, CEO and Director of the company. He has served in this position since the company’s founding. Prior to founding the company, from 2017 to 2019, Mr. Brown was the CEO of Arolucha Inc., overseeing its developing stages, vision and staffing. Prior to that, from 2014 to 2016, Mr. Brown was the CEO of Aroluxe, LLC, a marketing agency, overseeing its corporate strategy, vision and execution. Mr. Brown has produced feature films that have been distributed by Netflix & Walmart. Additionally, he founded a production company which helped to create over 300 hours of network television that aired on POPtv, a channel owned by CBS & Lionsgate. His experience in community building and film & television drive his passion for Called Higher Studios. Mr. Brown currently serves on the board of Global Development Alpha, LLC, overseeing the operations of this holding company, which holds a controlling interest in Called Higher Studios, Inc. Mr. Brown holds a Film Degree from The Los Angeles Film School, from which he graduated a valedictorian.

Ash Greyson–Founder, Head of Advisory Board

With more than 20 years of media experience, Mr. Greyson is an expert producing, marketing, and digital and social strategies for faith-based films. Clients include Lionsgate, Sony Pictures, Focus Features, Paramount, Roadside Attractions, Syfy Channel, Nat Geo Network, TBN, Walden Media, and PureFlix. Mr. Greyson’s marketing campaigns have played an integral part in the success of many films including God’s Not Dead that produced over 60 million dollars in the box office and 2016: Obama’s America, the second highest grossing film in its genre. Mr. Greyson has worked at Ribbow Media Group, a company he founded in 2014, since 2014 and has had an opportunity to work on films such as I Can Only Imagine, Wonder, The Shack, Hacksaw Ridge, Deepwater Horizon, War Room, Risen, Woodlawn, and many others.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our one highest paid executive officer and director on a consolidated basis as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Jason Brown(1)	President, Chief Executive Officer	$0	$0	$0

(1)	We had only one officer and director as of December 31, 2019. On July 23, 2019, the company sold 1,500,000 shares of Class B Voting Common Stock to Global Development Alpha, LLC, which is 100% owned by Jason Brown. Jason Brown may, in the future, receive a salary from the company, but the details of his compensation have not yet been determined.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of May 12, 2020, the Called Higher Studios voting securities that are owned by our executive officers, directors and other persons holding more than 10% of the company’s voting securities.

Title of Class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class	Percent of Voting Power
Class B Voting Common Stock	Global Development Alpha, LLC(2)	1,500,000 shares		88.89%	83.37	%(3)
Class B Voting Common Stock	Ash Greyson	187,500 shares		11.11%	10.68%
Class A Voting Common Stock	Ash Greyson	46,875 shares		4.19%	10.68%

(1)	The address for all the executive officers and directors is c/o Called Higher Studios Inc., 231 Public Square, Suite 300, PMB-41, Franklin, TN 37064.
(2)	Global Development Alpha, LLC is 100% owned by Jason Brown, the company’s President, Chief Executive Officer and Director.
(3)	Based on 1,687,500 shares of Class B Voting Common Stock and 1,074,993 shares of Class A Voting Common Stock outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On July 23, 2019, the company sold 1,500,000 shares of Class B Voting Common Stock to Global Development Alpha, LLC pursuant to a Restricted Stock Purchase Agreement, which can be found in Exhibit 6.2 to the Offering Statement of which this offering circular is a part. Global Development Alpha, LLC is 100% owed by Jason Brown, the company’s President, Chief Executive Officer, and sole Director.

On July 26, 2019, the company entered into a Restricted Stock Purchase Agreement with Ash Greyson, which can be found in Exhibit 6.3 to the Offering Statement of which this offering circular is a part, pursuant to which the company sold 187,500 shares of its Class B Voting Common Stock to Ash Greyson for $100.

On July 26, 2019, the company also entered into an Advisory Board Agreement with Ash Greyson, which can be found in Exhibit 6.1 to the Offering Statement of which this offering circular is a part, pursuant to which the company granted 46,875 shares of its Class A Voting Common Stock to Ash Greyson as compensation for his advisory services under this agreement.

SECURITIES BEING OFFERED

Called Higher Studios is offering Class A Voting Common Stock in this offering.

Called Higher Studios authorized capital stock consists of 20,000,000 shares of Common Stock, at $0.00001 par value, of which 10,000,000 shares are Class A Voting Common Stock, 5,000,000 shares are Class B Voting Common Stock and 5,000,000 shares are Preferred Stock. Class A Voting Common Stock has the same rights and powers of, ranks equally to, shares ratably with and is identical in all respects, and as to all matters to Class B Voting Common Stock; except that (i) each holder of Class B Voting Common Stock is entitled to 10 votes per share of Class B Voting Common Stock whereas each holder of Class A Voting Common Stock is entitled to only 1 vote per share of Class A Voting Common Stock, and (ii) there are certain restrictions to transfer of the Class B Voting Common Stock that do not apply to the Class A Voting Common Stock.

The following is a summary of the rights of the capital stock of Called Higher Studios as provided in its Amended and Restated Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Offering Statement of which this Preliminary Offering Circular is a part.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Voting Rights

Each holder of Class A Voting Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Each holder of Class B Voting Common Stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders.

Except as provided in the Amended and Restated Certificate of Incorporation, or as required by applicable law, the holders of Class A Voting Common Stock and Class B Voting Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of the stockholders or for the consent of the stockholders of the company; provided, that the number of authorized shares of Class A Voting Common Stock may be increased or decreased by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of the company.

Dividends and Distributions

Subject to the preferences applicable to any series of preferred stock of the company, the company’s board of directors may, in its discretion, out of funds legally available for payment of dividends and at such times and in such manner as determined by the company’s board of directors, declare and pay dividends on the company’s common stock. The company has never declared nor paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Restriction on Transfer of Shares

No holder of Called Higher Studios Class B Voting Common Stock may sell, transfer, assign, pledge or otherwise dispose of or encumber any Class B Voting Common Stock without the company’s prior written consent. The company may withhold consent for any legitimate corporate purpose.

Conversion and Other Rights

Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock at the option of the holder at any time upon written notice to the company. Except for certain permitted transfers, each share of Class B Voting Common Stock shall be automatically, without further action by its holder, converted into one share of Class A Voting Common Stock, upon sale or assignment. Holders of the company’s Class A Voting Common Stock and Class B Voting Common Stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the Class A Voting Common Stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. As of May 12, 2020, there were 0 shares of preferred stock issued and outstanding. Our board of directors is authorized to provide for the issue of all or any of the shares of preferred stock in one or more series. Our board of directors is also authorized to increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of that series of preferred stock as long as it is not below the number of shares of such series of preferred stock then outstanding. As in more detail described in our Amended and Restated Certificate of Incorporation, the number of authorized shares of preferred stock may be increased or decreased, but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the company entitled to vote thereon.

All Classes of Stock

Forum Selection Provisions

Article VIII of our Amended and Restated Certificate of Incorporation contains an exclusive forum provision. Unless the company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for adjudicating any “internal corporate claims” (as defined in Section 115 of the DGCL), including: (i) any derivative action or proceeding brought on behalf of the company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the company to the company or the company’s stockholders; (iii) any action asserting a claim against the company arising pursuant to any provision of the DGCL, the company’s Certificate of Incorporation or its Bylaws; or (iv) any action asserting a claim against the company governed by the internal affairs doctrine. This section shall not apply to actions arising under the federal securities laws.

Section 6 of our Subscription Agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any state or federal court of competent jurisdiction located within the State of Tennessee is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due in September of each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering a maximum of 905,800 shares of Class A Voting Common Stock (not including Bonus Shares (as defined below)) on a “best efforts” basis.

The cash price per share of Class A Voting Common Stock is set at $5.52. The minimum investment is 18 shares, or $99.36.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) a broker-dealer registered with the Commission and a member of FINRA, to perform brokerage services in accordance with a posting agreement dated May 13, 2020 (“Posting Agreement”) on a best efforts basis. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at https://www.startengine.com/. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

In addition, the company has engaged an affiliate of StartEngine Primary, StartEngine Crowdfunding, Inc. (“StartEngine CF”), to perform administrative and technology-related functions in connection with this offering on its platform, as well as Prime Trust, LLC to carry out escrow services as escrow agent (“Escrow Agent”).

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

Per Share
Public Offering Price	$5.52
Placement Agent Commissions	$0.19
Proceeds, before expenses, to us	$5.33

Additionally, the company will issue to StartEngine Primary shares of Class A Voting Common Stock in an amount equal to 2% of the shares issued in this offering (excluding bonus shares).

StartEngine Primary will charge you a non-refundable processing fee equal to 3.5% of the amount you invest at the time you subscribe for our securities. If you invest in excess of $20,000, your processing fee will be limited to $700. The processing fee will be refunded to you if the company does not reach its minimum fundraising goal.

Other Terms

In addition to the commission described above, the company will also pay an advance of $10,000 to StartEngine Primary. This fee will be used for any due diligence conducted on StartEngine Primary’s behalf and any FINRA filing fees associated with this offering. Any portion of this amount not expended and accounted for will be returned to the company.

StartEngine Primary may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If StartEngine Primary provides services to the company after this offering, the company may pay StartEngine Primary fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

StartEngine Primary intends to use an online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine”), an affiliate of StartEngine Primary, at the domain name www.startengine.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, StartEngine will assist with the facilitation of credit and debit card payments through the Online Platform. Fees for credit and debit card payments will be passed onto investors at cost.

Bonus Shares for Certain Investors

Certain investors in this offering are entitled to bonus shares, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”). Certain stockholders of StartEngine CF who are referred to as “StartEngine OWNers,” will receive 11 shares for every 10 shares they purchase in the offering up to an aggregate maximum of 100,239 shares and thus pay an effective cash price of approximately $5.02 per share, an effective discount of 9%. Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. To be eligible for the bonus, an investor must have subscribed to StartEngine CF shares within the last 12 months prior to investing in this offering, and must continue to hold a minimum number of StartEngine CF shares. StartEngine CF will determine whether an investor qualifies as a StartEngine OWNer.

In addition, certain investors (which may include StartEngine OWNers) are eligible to receive Bonus Shares of Common Stock equal to 5% or 10% of the shares they purchase, depending upon the investment level of such investors. Investors that invest at least $5,000 in this offering will receive a 5% bonus over $5,000 on their investment. Investors that invest at least $10,000 will receive a 10% bonus over $10,000. Investors receiving the 5% bonus will pay an effective price of approximately $5.26 per share, while investors receiving the 10% bonus will pay an effective price of approximately $5.02 per share. No consideration was paid by either StartEngine CF or the company for the participation in the StartEngine OWNers bonus program. StartEngine OWNers must choose whether they will receive their Bonus Shares based on their ownership or their investment level. The OWNer discount and the investment amount discount may not be combined. The maximum bonus on an investment an investor may receive is 10%.

Escrow Agent

The company has entered into an Escrow Services Agreement with Prime Trust LLC (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

Prime Trust is not participating as an underwriter or placement agent or sales agent of this Offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of Prime Trust’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this Offering. All inquiries regarding this Offering or escrow should be made directly to the company.

For its services, Escrow Agent will receive an escrow cash management fee in the amount of 1% of the funds held in escrow prior to any closing, not to exceed $3,400.

No Minimum Offering Amount

There is no minimum offering amount in this offering and the company may close on any funds that it receives. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Shareholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to Called Higher Studios, Inc.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase only whole, not fractional, shares. Prospective investors who submitted non-binding indications of interest during the “test the waters” period will receive an automated message from us indicating that the offering is open for investment. We will conduct multiple closings on investments (so not all investors will receive their shares on the same date). Each time the company accepts funds transferred from the Escrow Agent is defined as a “Closing.” The funds tendered by potential investors will be held by the Escrow Agent and will be transferred to us at each Closing. The Escrow Services Agreement can be found in Exhibit 8.1 to the Offering Statement of which this offering circular is a part.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

If you decide to subscribe for the Class A Voting Common Stock in this offering, you should complete the following steps:

1.	Go to the company’s page on www.startengine.com/ and click on the “Invest Now” button;
2.	Complete the online investment form;
3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified account;
4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;
5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. StartEngine Primary will review all subscription agreements completed by the investor. After StartEngine Primary has completed its review of a subscription agreement for an investment in the company, the funds may be released by the Escrow Agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, StartEngine will have up to three days to ensure all the documentation is complete. StartEngine will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by wire, debit card, credit card or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the company. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by credit or debit card will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the company will send a confirmation of such acceptance to the subscriber.

Upon confirmation that an investor’s funds have cleared, the company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Transfer Agent

The company has engaged StartEngine Secure LLC, a registered transfer agent with the SEC, who will serve as transfer agent to maintain shareholder information on a book-entry basis.

Provisions of Note in Our Subscription Agreement

Our subscription agreement includes a forum selection provision that requires any claim against the company based on the subscription agreement not arising under the federal securities laws to be brought in a court of competent jurisdiction in the State of Tennessee. This forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted this provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company.

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including claims under federal securities law. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Provisions of Note in Our Amended and Restated Certificate of Incorporation

Under Article VIII of our Amended and Restated Certificate of Incorporation, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

1.	Any derivative action or proceeding brought on behalf of the company;
2.	Any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the company to the company or the company’s stockholders;
3.	Any action or proceeding asserting a claim against the company arising pursuant to any provision of the Delaware General Corporation Law or the company’s Certificate of Incorporation or Bylaws; or
4.	Any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. This provision specifically does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

CALLED HIGHER STUDIOS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

As of

December 31, 2019

Together with

Independent Auditors’ Report

Called Higher Studios, Inc.

To the Board of Directors

Called Higher Studios, Inc.

Raleigh, North Carolina

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Called Higher Studios, Inc. (the “Company”) which comprise the balance sheet as of December 31, 2019 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from June 4, 2019 (inception) to December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal controls. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Called Higher Studios, Inc. as of December 31, 2019 and the results of its operations and its cash flows for the period from June 4, 2019 (inception) to December 31, 2019, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the financial statements, the Company has not yet commenced planned principal operations and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado
April 11, 2020

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

CALLED HIGHER STUDIOS, INC.

BALANCE SHEET

As of December 31, 2019

ASSETS
Current Assets:
Cash and cash equivalents	$38,156
Funds held in escrow	51,101
Offering costs	24,200
Total Current Assets	113,457

Non-Current Assets:
Website Development	1,193
Total Non-Current Assets	1,193

TOTAL ASSETS	$114,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current Liabilities:
Accounts payable	$2,502
Total Liabilities	2,502

Stockholders’ Equity:
Preferred Stock, $0.00001 par, 5,000,000 shares authorized, 0 shares issued and outstanding, as of December 31, 2019	-
Class A Common Stock, $0.00001 par, 10,000,000 shares authorized, 189,930 shares issued and outstanding, as of December 31, 2019	2
Class B Common Stock, $0.00001 par, 5,000,000 shares authorized, 1,687,500 shares issued and outstanding, as of December 31, 2019	17
Additional paid-in capital	164,869
Accumulated deficit	(52,740)
Total Stockholders’ Equity	112,148

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$114,650

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CALLED HIGHER STUDIOS, INC.

STATEMENT OF OPERATIONS

For the period from June 4, 2019 (inception) to December 31, 2019

Net revenues	$-
Costs of net revenues	-
Gross loss	-

Operating Expenses:
General & administrative	5,587
Sales & marketing	46,903
Total Operating Expenses	52,490

Loss from operations	(52,490)

Other Income/(Expense):
Interest expense	(250)
Total Other Income/(Expense)	(250)

Provision for income taxes	-

Net Loss	$(52,740)
Weighted average common shares outstanding:
Basic and Diluted	1,317,503
Earnings/(loss) per common share:
Basic and Diluted	$-0.04

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CALLED HIGHER STUDIOS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from June 4, 2019 (inception) to December 31, 2019

	Common Stock
	Class A Common Stock		Class B Common Stock
					Additional		Total
					Paid-In	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at June 4, 2019 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Class B Common Stock	-	-	1,687,500	17	25,083	-	25,100
Issuance of Class A Common Stock	46,875	0	-	-	25	-	25
Issuance of Class A Common Stock - Regulation CF	143,055	1	-		139,762	-	139,763
Net loss	-	-	-	-	-	(52,740)	(52,740)
Balance at December 31, 2019	189,930	$2	1,687,500	$17	$164,869	$(52,740)	$112,148

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CALLED HIGHER STUDIOS, INC.

STATEMENT OF CASH FLOWS

For the period from June 4, 2019 (inception) to December 31, 2019

Cash Flows From Operating Activities
Net Loss	$(52,740)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase/(Decrease) in accounts payable	2,502
Net Cash Used In Operating Activities	(50,238)

Cash Flows From Investing Activities
Purchase of website development	(1,193)
Net Cash Used In Investing Activities	(1,193)

Cash Flows From Financing Activities
Proceeds from issuance of debt-related party	30,000
Payments on debt-related party	(30,000)
Proceeds from issuance of Class A common stock	88,687
Proceeds from issuance of Class B common stock	25,100
Offering Costs	(24,200)
Net Cash Provided By Financing Activities	89,587

Net Change In Cash	38,156

Cash at Beginning of Period	-
Cash at End of Period	$38,156

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$250
Cash paid for income taxes	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

CALLED HIGHER STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and for the period then ended

NOTE 1: NATURE OF OPERATIONS

Called Higher Studios, Inc. (the “Company”) is a corporation organized on June 4, 2019 under the laws of Delaware. The Company’s mission is to establish a community of passionate fans and owners that participate in the process of funding and creating faith-based movies, television, and other forms of Christian content. Global Development Alpha, LLC, a limited liability company formed under the laws of Tennessee on May 31, 2019, is the parent company of Called Higher Studios, Inc.

As of December 31, 2019, the Company had not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company prepares financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Deferred Offering Costs

The Company complies with the requirement of FASB ASC 340-10-S99-1. Deferred offering costs consist principally of legal fees incurred in connection with an offering the Company initiated during 2019 under Regulation Crowdfunding. Prior to the completion of the offering these costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of the offering.

See accompanying Independent Auditor’s Report

CALLED HIGHER STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and for the period then ended

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximates their fair value.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it will have a net operating loss carryforward of $52,739 as of December 31, 2019. The Company pays Federal and State taxes at a combined effective tax rate of 26.1% and has used this rate to derive a net deferred tax asset of $13,783 as of December 31, 2019, resulting from its net operating loss carryforward. Due to uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize the net operating loss carryforwards before they begin to expire, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero as of December 31, 2019.

See accompanying Independent Auditor’s Report

CALLED HIGHER STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and for the period then ended

The Company files U.S. federal and state income tax returns. The 2019 tax returns have not yet been filed. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2019, diluted net loss per share is the same as basic net loss per share.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated revenue or profits since inception, has negative cash flows from operations, and sustained a net loss of $52,740 during the period ended December 31, 2019.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to raise capital as needed to satisfy its liquidity needs through the issuance of stock in 2020 and has raised capital in 2020, as discussed in Note  8. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

On July 22, 2019, the Company amended and restated its Articles of Incorporation authorizing 10 million shares of Class A Voting Common Stock and 5 million shares of Class B Voting Common Stock, along with authorizing 5 million shares of Preferred Stock. All shares have a $0.00001 par value.

Class A and Class B common stock holders have identical rights, with the exception of voting rights, to which Class B stockholders shall be entitled to ten (10) votes for each share on all matters whereas Class A stockholders shall be entitled to one (1) vote for each share.  Each share of Class B Voting Common Stock is convertible into one share of Class A Voting Common Stock.

See accompanying Independent Auditor’s Report

CALLED HIGHER STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and for the period then ended

Preferred stockholders voting rights are determined by the Board prior to offering and stated/confirmed at the time of issue. The Preferred Stock has no voting rights. Preferred stock has liquidation preferences in the case of a liquidation of the Company under the terms of the articles of incorporation and may be assigned additional rights and privileges.

Common Stock Issuances

In July 2019, the Company issued 1,500,000 shares of Class B Voting Common Stock at $0.017 per share and 187,500 shares of Class B Voting Common Stock at $0.00053 per share resulting in gross proceeds of $25,000 and $100, respectively. These stock issuances were conducted under terms of a restricted stock purchase agreements with no vesting requirements. As of December 31, 2019, there were 1,687,500 shares issued and outstanding.

In July 2019, the Company issued 46,875 shares of Class A Voting Common Stock at $0.00053 per share resulting in gross proceeds of $25. During the period ended December 31, 2019, the Company raised gross proceeds of $139,763 in an offering of its Class A Voting Common Stock pursuant to an offering under Regulation Crowdfunding, issuing 143,055  shares of Class A Voting Common Stock at $1.00 per share. As of December 31, 2019, 189,930  shares of Class A Voting Common Stock were issued and outstanding. As of December 31, 2019, $51,101 of these funds were not yet received from issued stock in this offering, and were recorded as funds held in escrow (asset) on the balance sheet.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, ”Revenue from Contracts with Customers” (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers”, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures, including but not limited to a review of accounting policies, internal controls and processes. We have adopted the new standard effective June 4, 2019.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

See accompanying Independent Auditor’s Report

CALLED HIGHER STUDIOS, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2019 and for the period then ended

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 6: PROMISSORY NOTE – RELATED PARTY

During 2019, a major shareholder lent the Company $30,000, bearing interest at a flat $250 fee. Total interest expense on the loan was $250 for the period ended December 31, 2019. The Company repaid the loan during 2019 and the amount outstanding as of December 31, 2019 was $0.

NOTE 7: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 8: SUBSEQUENT EVENTS

Crowdfunding Campaign

In 2019, the Company initiated a Regulation CF crowdfunding campaign. As of April 11, 2020, a total of $1,006,248 has been raised from this offering inclusive of the 2019 portion.

Management’s Evaluation

Management has evaluated all subsequent events through April 11, 2020, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.

See accompanying Independent Auditor’s Report

PART III

INDEX TO EXHIBITS

1.1	Posting Agreement with StartEngine dated May 13, 2020
2.1	Amended and Restated Certificate of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement
6.1	Advisory Board Agreement with Ash Greyson
6.2	Restricted Stock Purchase Agreement with Global Development Alpha
6.3	Restricted Stock Purchase Agreement with Ash Greyson
8.1	Escrow Services Agreement dated May 11, 2020
11.1	Consent of Independent Auditor
12.1	Opinion of CrowdCheck Law, LLP*

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on May 20, 2020.

CALLED HIGHER STUDIOS, INC.

/s/ Jason Brown
By Jason Brown, Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jason Brown
Jason Brown, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Sole Director
Date: May 20, 2020